Exhibit 20

EXECUTION COPY

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT (the “Agreement”), dated as of October 24, 2014 by and between Telecom Italia International N.V., a company duly organized and existing under the laws of The Netherlands with its registered office at Strawinskylaan 1627, 1077XX Amsterdam (the “Company”), and Fintech Telecom, LLC, a limited liability company duly organized and existing under the laws of Delaware (the “Purchaser”).

1. Sale of the Note. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, on, and subject to the occurrence of, the Interim Transfer Date (as such term is defined in the Amended and Restated Stock Purchase Agreement dated as of October 24, 2014 among the Company, Telecom Italia S.p.A. and the Purchaser (the “SPA”)) a Note in a principal amount of US$600,593,478 (the “Note”) at the purchase price of 100% of the principal amount thereof (the “Purchase Price”).  The sale of the Note to the Purchaser will be made without registration of the Note under the U.S. Securities Act of 1933 (the “Act”) in reliance upon exemptions from the registration requirements of the Act.

2. Delivery and Payment.  Delivery of the Note and payment of the Purchase Price shall be made at 10:00 A.M., New York City time, on such date as the Purchaser shall designate (such date and time of delivery and payment for the Note being herein called the “Closing Date”).  Delivery of the Note shall be made to the Purchaser against payment by the Purchaser of the Purchase Price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company in writing prior to the Closing Date.  Such payment of the Purchase Price, on the one hand, and the delivery of the Note, on the other hand, shall be deemed to be part of simultaneous transactions, and neither shall be deemed to have happened unless all have happened.

3. Agreements.  The Company agrees with the Purchaser that:

(a) The Company shall make all notices required to be made to any governmental or regulatory authority pursuant to applicable laws, with respect to the transactions contemplated by this Agreement.

(b) Each party to this Agreement shall be responsible for its own costs and out-of-pocket expenses (including any legal fees) incurred by such party in connection with the preparation, negotiation and documentation of this Agreement and the transactions contemplated herein and therein.

(c) Neither the Company and/or any of its subsidiaries nor the Purchaser and/or any of its affiliates will, directly or indirectly, use the proceeds of this sale of the Note or any proceeds of the Note, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in any manner that will result in a violation of any economic sanctions imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the

United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions”) by, or could result in the imposition of Sanctions against, any person (including the Purchaser or the Company).

4. Conditions to the Obligations of the Purchaser.  The obligations of the Purchaser to purchase and pay for the Note shall be subject to the accuracy of the representations and warranties of the Company contained herein at the Closing Date, to the performance by the Company of their respective obligations hereunder and to the following additional conditions:

(a) The Company shall have taken all actions as shall be necessary to appoint an Authorized Agent (as defined below) as their authorized service of process agent, and shall have delivered a copy of the relevant appointment and acceptance letter, as may be required under applicable law, to the Purchaser on or prior to the Closing Date.

(b) The Company shall have delivered to the Purchaser a certificate signed by its Secretary or other appropriate person of the Company, dated as of the Closing Date, attaching an incumbency certificate with the name, title and specimen signature of the individuals authorized to execute and deliver this Agreement and all documents delivered or to be delivered on behalf of the Company under this Agreement.

The documents required to be delivered by this Section 4 will be delivered at the office of counsel for the Purchaser, at One Liberty Plaza, New York, New York 10006, on the Closing Date.

5. Purchase for Investment.  The Purchaser represents that it is purchasing the Note for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  The Purchaser understands that the Note has not been registered under the Act and that the Company is not required to register the Note.

6. Notices.  All notices, requests, consent and demands hereunder shall be in the English language (or accompanied by a certified translation) and in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)           if to the Purchaser, to it at:

Fintech Telecom, LLC
c/o Fintech Advisory, Inc.
375 Park Avenue
Suite 3804
New York, New York 10152
Attn:  JR Rodriguez
Telephone:  +1 (212) 593-3464
Fax:  +1 (212) 593-3461

and

(b)           if to the Company, to it at:

Telecom Italia International N.V.
Strawinskylaan 1627
1077XX Amsterdam

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

7. Assignment.   No party to this Agreement may assign or transfer the rights hereunder without the prior and express written consent of (i) the Company, in the case of an assignment or transfer by the Purchaser or (ii) the Purchaser, in the case of an assignment or transfer by the Company, and any purported assignment or transfer in violation of this Section 7 shall be null and void.  For the avoidance of doubt, this Section 7 shall not govern assignments and transfers of the Note, which may only be assigned and transferred in accordance with, and subject to, the restrictions set forth therein.

8. Effectiveness Required.  The parties hereto agree and acknowledge that this is a material agreement required to be in effect on The Interim Transfer Date pursuant to Section 7.01(a)(iv) of the SPA.

9. Jurisdiction.   Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10. Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

11. Waiver of Jury Trial.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12. Waiver of Immunity.  To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to themselves or any of their respective properties, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of their obligations under this Agreement.

13. Appointment of Agent for Service of Process.  The Company hereby irrevocably designates, appoints and empowers Telecom Italia Sparkle North America (the “Authorized Agent”) as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10 in any New York State court or Federal court sitting in New York City.

14. Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

15. Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed by the manual or facsimile signature of its officer thereunto duly authorized as of the date first written above.

TELECOM ITALIA INTERNATIONAL N.V.

By:	/s/ Francesco S. Lobianco Name: Francesco S. Lobianco Title: Chief Executive Officer

[Signature Page to Note Purchase Agreement]

FINTECH TELECOM, LLC

By: Fintech Advisory, Inc.
Its Managing Member

By: /s/ Erika Mouynes
Name: Erika Mouynes
Title: Authorized Person

By: /s/ Julio Rafael Rodriguez, Jr.
Name: Julio Rafael Rodriguez, Jr.
Title: Authorized Person

[Signature Page to Note Purchase Agreement]